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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

 (Print of Type Responses)


1. Name and Address of Reporting   2. Date of Event    4. Issuer Name and Ticker or Trading Symbol
   Person*                            Requiring
                                      Statement           Premier Development & Investment, Inc.
                                      (Month/Day/Year)    (No Trading Symbol)
Coconut Grove Group, Ltd.
--------------------------------        11/13/2001
(Last)        (First)   (Middle)
                                   3. I.R.S.           5. Relationship of        6. If Amendment,
C/o Premier Development &          Identification      Reporting Person(s) to     Date of Original
    Investment, Inc.               Number of           Issuer                     (Month/Day/Year)
504 Beebe Ct.                      Reporting           (Check all applicable)
--------------------------------   Person, if an
             (Street)              Entity              [_]  Director
                                   (voluntary)         [_]  Officer
Frederick,      MD      21703                               (give title below)   7. Individual or
--------------------------------   00-0000000          [X]  10% Owner             Joint/Group
(City)        (State)   (Zip)                          [_]  Other                 Filing
                                                            (specify below)       (Check applicable
                                                                                  line)
                                                       -----------------------
                                                                                  [X] Form Filed
                                                                                      by One
                                                                                      Reporting
                                                                                      Person

                                                                                  [_] Form Filed
                                                                                      by More than
                                                                                      One


================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

1. Title of Security     2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)               Beneficially Owned        Direct (D) or        Beneficial Ownership
                           (Instr. 4)                 Indirect (I)         (Instr. 4)
                                                      (Instr. 5)
----------------------   -----------------------   ------------------   -----------------------
Common Stock, Class A    1,000,000 Shares                   D



================================================================================
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1. Title of     2. Date Exer-     3. Title and Amount   4. Conver-   5. Owner-    6. Nature
Derivative         isable and        of Securities         sion or      ship         of
Security           Expiration        Underlying            Exercise     Form of      Beneficial
(Instr. 4)         Date              Derivative            Price of     Deriv-       Ownership
                   (Month/Day/Year)  Security              Deri-        ative        (Instr. 5)
                                     (Instr. 4)            vative       Securities:
                Date     Expira-                           Security     Direct
                Exer-    tion       Title     Amount                    (D) or
                Cisable  Date                 or                        Indirect
                                              Number                    (I)
                                              Of                        (Instr. 5)
                                              Shares
-----------     -------  -------  ----------  ------    ------------ -----------  -----------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Cary Grider                                             November 19, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                 Date


* If the Form is filed by more than one Reporting  Person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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